EXHIBIT 99.1

AutoImmune Inc.
1199 Madia Street
Pasadena, CA 91103
Phone: 626-792-1235
Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

Pasadena, California, August 7, 2008 - AutoImmune Inc. (Pink Sheets: AIMM.PK) today reported a net loss of $86,000, or $0.01 per share basic and diluted, for the three months ended June 30, 2008, compared with a net loss of $62,000, or break even per share basic and diluted, for the three months ended June 30, 2007. For the six months ended June 30, 2008, the net loss was $193,000, or $0.01 per share basic and diluted, compared with net loss of $54,000, or break even per share basic and diluted for the same period in 2007. As of June 30, 2008, the Company reported $8.6 million in cash and marketable securities as compared to $8.8 million in cash and marketable securities as of December 31, 2007.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales at Colloral LLC met our expectations during the second quarter.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug MBP8298, if it reaches the market. BioMS sublicensed its rights in this product to Eli Lilly and Company and subsequently stated that the only results they expect to release in 2008 from an upcoming interim analysis on the first 200 patients in its pivotal phase II/III trial evaluating MBP8298 for treatment of secondary progressive multiple sclerosis will be those related to safety and/or futility. A full analysis of the trial data should be available during the second half of 2009.

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Statements in this release that are not strictly historical are forward-looking statements including statements about clinical trials and studies and future sales, royalties and revenue. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed, as are other factors, in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section entitled “Risk Factors.”

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Revenue	$63,000	$101,000	$160,000	$168,000

Costs and expenses:
Cost of product revenue	2,000	16,000	11,000	28,000
Research and development	58,000	48,000	88,000	90,000
Selling, general and administrative	184,000	181,000	369,000	386,000

Total costs and expenses	244,000	245,000	468,000	504,000

Interest income	113,000	60,000	223,000	144,000
Minority interest in joint venture	6,000	(2,000)	6,000	(1,000)
Other income	—	—	25,000	0

	119,000	58,000	254,000	143,000

Net loss	$(62,000)	$(86,000)	$(54,000)	$(193,000)

Net loss per share - basic	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Net loss per share - diluted	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Weighted average common shares outstanding - basic	16,979,623	16,999,623	16,961,344	16,998,414

Weighted average common shares outstanding - diluted	16,979,623	16,999,623	16,961,344	16,998,414

CONDENSED BALANCE SHEET (Unaudited)

	December 31, 2007	June 30, 2008
Cash and marketable securities	$8,804,000	$8,590,000
Other current assets	167,000	137,000

Total assets	$8,971,000	$8,727,000

Current liabilities	$128,000	$119,000
Minority interest in joint venture	11,000	19,000
Total stockholders’ equity	8,832,000	8,589,000

Total liabilities and equity	$8,971,000	$8,727,000